EXHIBIT 99.1

TRADING SYMBOLS	April 28, 2008
In the U. S.: OTCBB: UGTH and in Canada: TSX: GTH

U.S. GEOTHERMAL CLOSES C$15 MILLION

UNDERWRITTEN PRIVATE PLACEMENT FINANCING

Boise, Idaho – April 28, 2008 (AMEX: HTM, TSX: GTH) U.S. Geothermal Inc. (the”Company”) announced today that it has completed the previously announced underwritten private placement of 4,260,000 units of the Company (each, a “Unit”), each Unit comprising one common share of the Company (each, “Common Share”) and one half of one Common Share purchase warrant (each whole Common Share purchase warrant, a “Warrant”), at a price of CDN $2.35 per Unit. Each Warrant will entitle the holder thereof to acquire one additional Common Share of the Company prior to April 29, 2010 for US$3.00 per Common Share. In addition, the Underwriters exercised their option to purchase an additional 2,122,500 Units at the issue price of the offering, resulting in the issuance of a total of 6,382,500 Units for aggregate gross proceeds of CDN $14,998,875.

The Underwriters have been paid a cash fee of CDN $899,932.50, representing 6% of the aggregate gross proceeds from the offering, and have been issued broker warrants to purchase up to 191,475 Common Shares of the Company at US $2.34 prior to April 29, 2010.

The Company has agreed to file a resale registration statement with the Securities and Exchange Commission as soon as practicable and to use commercially reasonable efforts to cause it to become effective no later than five months following closing and to remain effective for two years. In the event the registration statement is not effective within 5 months following closing, the purchasers are entitled to receive an additional 0.10 of a Common Share for each Unit purchased.

The securities are subject to a four-month hold period under applicable Canadian securities laws and TSX requirements.

The proceeds of the offering are intended to be used for the completion of the acquisition of the previously announced Empire geothermal assets, for ongoing development and exploration activities at the Company’s Raft River and Neal Hot Springs projects, and for general working capital purposes.

About U.S. Geothermal Inc.

U.S. Geothermal is a renewable energy development company that is currently operating a geothermal power project at Raft River, Idaho and conducting exploration activities at Neal Hot Springs, Oregon.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Melinda Keckler
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059 (Toll Free) or 604-484-3031	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	mkeckler@peyron.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995 and under applicable Canadian legislation, including statements regarding the anticipated use of proceeds and closing of the Empire geothermal project acquisition. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The TSX and American Stock Exchanges do not accept responsibility for the adequacy of this release.